Exhibit 12.1

NANO MOBILE HEALTHCARE, INC.
FINANCIAL STATEMENTS
For the Period Ended December 31, 2022 and 2021
TOGETHER WITH
INDEPENDENT AUDITOR’S REPORT
March 17, 2023 Haroon Imtiaz, CPA Mountain House, CA 95391 T: +1(415) 814-9445 E: haroonimtiazcpa@gmail.com

TABLE OF CONTENTS
DESCRIPTION	PAGE

Independent Accountants' Audit Report	1 – 2
Financial Statements
Statement of Assets and Liabilities	3
Statement of Operations	4
Statement of Changes in Partners' Capital	5
Statements of Cash Flows	6
Notes To Accompanied Financial Statements	7 – 13
Supplementary Information
Schedules of General and Administrative Expenses	14

INDEPENDENT AUDITOR'S REPORT

To Owner of Nano Mobile Healthcare, Inc.:

Opinion

We have audited the financial statements of Nano Mobile Healthcare, Inc., which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of income, changes in stockholders' equity, and cash flows for the twelve then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Nano Mobile Healthcare, Inc. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the twelve then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Nano Mobile Healthcare, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Nano Mobile Healthcare, Inc.'s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud December involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

·	Exercise professional judgment and maintain professional skepticism throughout the audit.
·	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

·	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Nano Mobile Healthcare, Inc.'s internal control. Accordingly, no such opinion is expressed.
·	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
·	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Nano Mobile Healthcare, Inc.'s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Going Concern

As discussed in Note 10 to the financial statements, Nano Mobile Healthcare, Inc. has suffered recurring losses from operations and has a net capital deficiency. Management's evaluation of the events and conditions and management's plans to mitigate these matters are also described in Note 10. Our opinion is not modified with respect to this matter.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The accompanying supplementary information shown on page 15 is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the accompanying supplementary information is fairly stated in all material respects in relation to the financial statements as a whole.

Haroon Imtiaz, CPA

Mountain House, CA

Dated: March 17, 2023

NANO MOBILE HEALTHCARE, INC. Statement of Assets and Liabilities As of December 31, 2022 and 2021
	Dec. 31, 2022	Dec. 31, 2021
ASSETS:
Current Assets
Cash and Cash Equivalents	$2,250	$—
Accounts receivable	—	—
Prepaid Expenses	—	—
Total Current Assets	—	—
Fixed Assets, net	—	—
Total Assets	—	—
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	5,670	1,950
Total Current Liabilities	5,670	1,950
Long-term Liabilities	510,000	—
Total Liabilities	515,670	1,950
Share Holders Equity
Preferred stock, $.001 par value, 50,000,000 shares authorized, 50,000,000 issued and outstanding.	50,000	50,000
Common Stock, $0.001 par value, 4,000,000,000 shares authorized, 3,273,765,298 and 2,938,765,298 issued and outstanding as at December 31, 2022 and 2021 respectively.	3,273,765	3,273,765
Additional Paid-in Capital	8,232,531	8,707,531
Accumulated deficit	(12,066,296)	(12,033,246)
Total Share Holders Equity	(513,420)	(1,950)

TOTAL LIABILITIES AND EQUITY	$2,250	$—

NANO MOBILE HEALTHCARE, INC. Statement of Operations For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021
	Twelve Months	Twelve Months
	Ended	Ended
	2022	2021
REVENUE, Net	$—	$—
Cost of Sales	—	—
Gross Profit	—	—
General and administrative expenses	(1,470)	(1,950)
OPERATING INCOME (LOSS)	(1, 470)	(1,950)
Non-operative gain and losses
Other Income (Loss)	—	—
Miscellaneous Expense	—	—
Interest Expense	—	—
Interest Income	—	—
Total Non-Operative Gain (Loss)	—	—

Net Income (Loss) before Taxes	(1, 470)	(1,950)
NET COMPREHENSIVE LOSS	$(1,470)	$(1,950)
BASIC AND DILUTED LOSS PER SHARE:
Net loss per common share - basic and diluted	$(0.000)	$—
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	3,273,765,298	3,273,765,298

NANO MOBILE HEALTHCARE, INC. Statement of Changes in Partners' Capital For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021
					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	TOTAL
December 31, 2020	50,000,000	$50,000	2,938,765,298	$2,938,765	$9,042,531	$(12,031,296)	—
New Shares Issuance	—	—	335,000,000	335,000	(335,000)	—	—
Net Income (Loss)	—	—	—	—	—	(1,950)	$(1,950)
December 31, 2021	50,000,000	$50,000	3,273,765,298	$3,273,765	$8,707,531	$(12,033,246)	$(1,950)
New Shares Issuance	—	—	335,000,000		(475,000)	(35,000)	(510,000)
Net Income (Loss)	—	—	—	—	—	(1,470)	$(1,470)
December 31, 2022	50,000,000	$50,000	3,273,765,298	$3,273,765	$8,232,531	$(12,070,017)	$(513,420)

NANO MOBILE HEALTHCARE, INC. Statements of Cash Flows For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$(1,470)	$(1,950)
Adjustments to reconcile Change in Net Assets to Net cash
Provided By (Used For) operating activities:
Increase in Current Liabilities	3,720	—
Total adjustments	3,720	—
Net cash provided (used) by operating activities	2,250	(1,950)
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided (used) by financing activities	—	—
CASH FLOWS FROM FINANCING ACTIVITIES
Capital distributions	(510,000)	(335,000)
Capital contributions	(510,000)	335,000
Net cash provided (used) by financing activities	—	—
Net increase (decrease) in cash and equivalent	2,250	—
CASH & CASH EQUIVALENTS: Jan. 1, 2022 & Jan. 1, 2021	—	—
CASH & CASH EQUIVALENTS: Dec. 31 2022 & Dec. 31 2021	$2,250	$—

NANO MOBILE HEALTHCARE, INC.

Notes to Financial Statements

For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021

NOTE 1. GENERAL

Nano Mobile Healthcare, Inc. (the “Company”, “we”, “us” or “our”), was originally incorporated in the State of Nevada on April 21, 2010. The Company re-domiciled and incorporated in the State of Delaware on January 09, 2015. We were initially in the business of becoming a pharmaceutical manufacturer with the specific intention of bidding on South African government health care contracts and tenders. The company abandoned its initial business plan when, on November 7, 2013, Nanobeak, LLC, a Delaware limited liability company (formerly Nanobeak, Inc., a California corporation) (“Nanobeak”) acquired a majority interest in our company through the stock purchase of a controlling interest in our company from Bayview Terrace Limited.

On January 1, 2014, Nanobeak entered into a License Agreement (the “License Agreement”) with the National Aeronautics and Space Administration (“NASA”) pursuant to which Nanobeak was granted a royaltybearing, nontransferable license (the “License”) to certain inventions and patent rights owned by NASA relating to chemical sensing nanotechnology, for use within the United States and its territories. Subsequently the company, Nano Mobile Healthcare - a mobile health technology company - is developing personalized and point-of-care screening using Apps based upon chemical sensing residing within a Bluetooth device that works with any smartphone, tablet or laptop. With its foundations in advanced nanotechnology, the Company's first product, the Nano Mobile Health Sensor, which is in development, is the convergence of nano-electronics, bio-informatics, and wireless technology to create the next generation mobile health application.

Since November of 2019, the Company seems to had abandoned its business and failed to take steps to dissolve, liquidate and distribute its assets. It had also failed to meet the required reporting requirements, hold an annual meeting of stockholders. The Company also failed to provide adequate current public information as defined in Rule 144, promulgated under the Securities Act of 1933, and was thus subject to revocation by the Securities and Exchange Commission pursuant to Section 12(k) of the Exchange Act. After their June 30, 2016 quarterly reports, filed on May 05, 2018, the Company stopped all forms of making public report of its operation and financial results. By August 06, 2021, the Company filed Form 15-12G with the SEC to terminate its reporting obligations under the 1934 Act.

By August 06, 2021, Alpharidge Capital LLC, a California limited liability company, controlled by Mr. Frank I Igwealor, acquired the voting control of the Company through the acquisition of 50 million shares of the Company’s preferred shares. Following the change, the Company is currently taking steps to provide adequate current public information to meet the requirements under the Securities Act of 1933. The custodian was not able to recover any of the Company’s accounting records from previous management but was able to get the shareholder information hence the Company’s outstanding common shares were reflected in the equity section of the accompanying unaudited financial statements for fiscal year ended 2020, 2019 and 2018.

NANO MOBILE HEALTHCARE, INC. Notes to Financial Statements For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021
NOTE 1. GENERAL (Continued)

The company is currently engaged with forensic an assets recovery consultant to help recover the assets of the company from previous management to make shareholders whole again.

"As of the date of the financial statements, the company has no revenue generated by its operations. The company is funding its operational expenses from financing activities. The company’s management is planning, and has taken serious steps, to maintain a positive working capital for the company, by adding new investors into the business, and conducting an offering through Regulation A financing under the Securities Act of 1933."

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The Company has earned insignificant revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and disbursements during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
For purpose of the statement of cash flows, the Company considers all money market funds and highly liquid debt instruments purchased with a maturity of three months or less when purchased to be cash equivalents.
Liabilities
Nano Mobile Healthcare, Inc. maintains current liabilities with no related party payable carrying month to month. Nano Mobile Healthcare, Inc. maintains no Long term liabilities on its assets.

NANO MOBILE HEALTHCARE, INC. Notes to Financial Statements For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021
Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Advertising Costs
Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred.
Revenue Recognition
All revenues are recorded in accordance with ASC 606, Revenue from Contracts with Customers, which is recognized when: (i) a contract with a customer has been identified, (ii) the performance obligation(s) in the contract have been identified, (iii) the transaction price has been determined, (iv) the transaction price has been allocated to each performance obligation in the contract, and (v) the Organization has satisfied the applicable performance obligation over time or at a point in time.
Investments
Investments with readily determinable fair values are reported at fair value based upon quoted market prices or published net asset values for alternative investments with characteristics similar to a mutual fund. Other alternative investments (nontraditional, not readily marketable vehicles), such as certain hedge funds, private equity, alternative hedged strategies and real assets are reported at net asset value, as a practical expedient for estimated fair value, as provided by the investment managers of the respective funds. The reported values may differ from the values that would have been reported had a ready market for these investments existed. All other investments are stated at fair value based upon quoted market prices in active markets.
Fair Value Measurements
The Company determines the fair market value of its financial assets & liabilities based on the fair value hierarchy established in accordance with U.S. generally accepted accounting principles.
Income Taxes

The Nano Mobile Healthcare, Inc. is subject to Corporate income and state income taxes in the state it does business. A deferred tax asset as a result of net operating losses (NOL) has not been recognized due to the uncertainty of future positive taxable income to utilize the NOL. Due to the recently enacted Tax Cuts and Jobs Act, any NOLs will be limited to 80% of taxable income generated in future years.

NANO MOBILE HEALTHCARE, INC.

Notes to Financial Statements

For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021

Uncertain Tax Provisions

Accounting for uncertain income tax positions, relating to both federal and state income taxes, are required when a more likely than not threshold is attained. If such positions result in uncertainties, then the unrecognized tax liability is estimated based on a cumulative probability assessment that aggregates the estimated tax liability for all uncertain tax positions. With the adoption of these new rules, the Organization assessed its tax positions in accordance with the guidance.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, if purchased or fair value on date of contribution. Depreciation and amortization are computed on a straight-line basis over the estimated useful life of the asset. Capitalization costs incurred in connection with ongoing capital projects are recorded as systems and construction in progress. These costs will be reclassified into categories and depreciated once placed in service. Expenditures for normal maintenance and repairs are charged to expense. The estimated useful lives by asset class are as follows:

Years
Buildings	25-50
Buildings improvements	10
Vehicles	5
Furniture and office equipment	5
Software and computer equipment	3-5

NOTE 3. SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of filing the financial statements with OTC Markets, the date the financial statements were available to be issued. Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure, other than those noted below:

On September 15, 2022, Alpharidge Capital LLC, a California limited liability company, controlled by Mr. Frank I Igwealor, sold the voting control of the Company through the sale of 50 million shares of the Company’s preferred shares to Mr. Adam Matruski. Following the change, Mr. Igwealor resigned and Mr. Matruski was appointed as the sole officer and director of the Company.

NANO MOBILE HEALTHCARE, INC.

Notes to Financial Statements

For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021

Note 4. FAIR VALUE MEASUREMENT

The Organization values its investments in accordance with GAAP and consistent with the FASB’s official pronouncement on Fair Value Measurements for financial assets and liabilities. The pronouncement defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entities own assumptions about how market participants would value an asset or liability based on the best information available. Valuation techniques used to measure fair value utilize relevant observable inputs and minimize the use of unobservable inputs.

The three levels of the fair value hierarchy are as follows:

Level 1 Inputs are quoted prices or published net asset values (unadjusted), in active markets for identical assets or liabilities that the Organization has the ability to access at the measurement date.

Level 2 Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 Inputs are unobservable inputs for the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. In determining fair value, organization utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible; as well as, considers nonperformance risk in its assessment of fair value.

Fair values of assets measured on a recurring basis at Dec. 31, 2022 & 2021 are as follows:
Quoted Prices
in Active
Markets
		for identical	Observables	Unobservable
		Assets	Inputs	Inputs
	FMV	(Level 1)	(Level 2)	(Level 3)
Dec. 31, 2022	$ 2,250	$ -	-	-
Dec. 31, 2021	$ -	$ -	-	-

NANO MOBILE HEALTHCARE, INC. Notes to Financial Statements For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021
NOTE 5. LITIGATION, COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s operations are subject to significant risks and uncertainties including financial, operational and regulatory risks, including the potential risk of business failure.

The Company has entered into no contracts during the year as follows: Legal and other matters

In the normal course of business, the Company may become a party to litigation matters involving claims against the Company. The Company's management is aware of a garnishment order that was previously served to the Company’s Stock Transfer Agents. The Company’s attorneys are reviewing the garnishment order to ascertain its implication to the company’s financial statements. Aside from the court order discussed above, The Company's management is unaware of any pending or threatened assertions and there are no current matters that would have a material effect on the Company’s financial position or results of operations.

Note 6. SICK LEAVE, VACATION AND OTHER COMPENSATED ABSENCES
Nano Mobile Healthcare, Inc. is in conformity with the state Labor Laws and Regulations, Family Care and Medical Leave, and Prohibits Workplace Discrimination.
NOTE 7. CONCENTRATIONS OF CREDIT AND MARKET RISK

The Nano Mobile Healthcare, Inc. maintains substantially all of their cash balances in deposit accounts that at times may exceed Federally insured limits. The Nano Mobile Healthcare, Inc. has not experienced any losses in such accounts. The Nano Mobile Healthcare, Inc. believes they are not exposed to any significant credit risk related to these deposit accounts.

Financial instruments that potentially expose the Company to concentrations of credit and market risk consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained at financial institutions and accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At December 31, 2022 and 2021, the Nano Mobile Healthcare, Inc. had $0, of uninsured balances at these institutions.

NOTE 8. RELATED PARTY TRANSACTIONS
The Company is authorized to issue 100,000,000,000 shares of common stock, $0.001 par value and 50,000,000 preferred stocks, $0.001 par value. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company.

NANO MOBILE HEALTHCARE, INC. Notes to Financial Statements For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021
NOTE 8. RELATED PARTY TRANSACTIONS (Continued)

As of December 31, 2021, there were 3,273,765,298 shares of common stock issued and outstanding. The company issued 335,000,000 shares of common stock during twelve months ended December 31, 2022. So, there were 3,273,765,298 shares of common stock issued and outstanding as of December 31, 2021. As of December 31, 2022 and 2021, there were 50,000,000 share of preferred stock issued and outstanding held by 1 stockholder of record.

NOTE 9. COVID 19
The outbreak of Novel Coronavirus (COVID 19) continues to progress and evolve. Therefore, it is challenging now, to predict the full extent and duration of its business and economic impact. The extent and duration of such impacts remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the transmission rate of the coronavirus and the extent and effectiveness of containment actions taken. Given the ongoing economic uncertainty, a reliable estimate of the impact cannot be made at the date of authorization of these financial statements. These developments could impact our future financial results, cash flows and financial condition however the management of the Company was hopeful that it will not significantly impact the business of the Company.
NOTE 10. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company currently has no operations with

$12,066,296 accumulated loss as of December 31, 2021. The Company intends to commence operations as set out below and raise the necessary funds to carry out the aforementioned strategies. The Company cannot be certain that it will be successful in these strategies even with the required funding.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SUPPLEMENTAL INFORMATION

NANO MOBILE HEALTHCARE, INC. SUPPLEMENTARY SCHEDULE GENERAL AND ADMINISTRATION EXPENSES For the Twelve Months Ended Dec. 31, 2022 and Dec. 31, 2021
	Twelve Months	Twelve Months
	Ended	Ended
	2022	2021
General and administrative expenses
Payroll Expenses	$—	$—
Professional & contracted Services	(700)	(1,950)
Advertising	(399)	—
Sec filing	(238)	—
Legal Fee	—	—
Insurance	—	—
Computer & related expenses	—	—
Repairs and maintenance	(133)	—
Telephone	—	—
Postage	—	—
Office Supplies	—	—
Rent	—	—
Depreciation	—	—
Bank Charges	—	—
Other Business Expenses	—	—
Total General and Administrative expenses	$(1,470)	$(1,950)